EXHIBIT 10.24

GERBER SCIENTIFIC, INC.
Non-Employee Director's Stock Grant
(the "Plan")

        The Non-Employee Director's Stock Grant was approved by the Board of Directors of Gerber Scientific, Inc. (the "Company") on September 15, 1999, to be effective October 1, 1999.

        The purpose of the Non-Employee Director's Stock Grant is to increase the ownership interest in the Company of non-employee Directors whose services are considered essential to the Company's growth and progress and to provide a further incentive to serve as a Director of the Company.

        The Non-Employee Director's Stock Grant provides an annual grant of the Company's common stock equal to $15,000 per year to non-employee members of the Board of Directors of the Company. Shares will be credited quarterly. Receipt of the shares will be deferred in accordance with the provisions of this Plan.

        Eligibility. Any member of the Board who is not an employee of the Company and has not been an employee during the preceding twelve (12) months shall participate in the Plan.

        Accounting. The Company will establish a deferred shares Account for each non-employee Director and will furnish each non-employee Director with quarterly statements of the shares credited to his/her deferred shares Account.

        Shares and dividends credited to an Account will be recorded by the Company as current operating expenses, and an unfunded liability for such amounts will be accrued. The amounts credited to an Account will not be deductible on the Company's income tax returns in the year accrued. The Company may deduct the amount credited to an Account in the year in which it is distributed from the Account and includable in the recipient's gross income.

        Credited Shares. $3,750 worth of shares will be credited quarterly on the last business day of March, June, September, and December to the non-employee Director's deferred shares Account, using the fair market value of the Company's common stock on such date. For purposes of this Plan, fair market value shall have the meaning ascribed to such term in the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan, As Amended (the "Director Plan") ("Fair Market Value").

        Credited Dividends. A non-employee Director's deferred shares Account will be credited with dividends on the dividend payment date and converted to additional deferred shares based on the then Fair Market Value. The amount of the dividend credit shall be the number of shares (rounded to the nearest one-hundredth of a share) determined by multiplying the dividend amount per share by the number of shares credited to the deferred shares Account as of the record date and dividing the product by the Fair Market Value per share on the dividend payment date.

        Adjustments. In the event of any change in the Company's common stock through merger, consolidation, stock split, stock dividend, or the like, an appropriate adjustment shall be made in the shares held in the non-employee Director's deferred shares Account.

        Shareholder Rights. The shares credited to the non-employee Director's deferred shares Account shall confer no rights upon the non-employee Director as a shareholder of the Company or otherwise, with respect to such shares, but shall confer only the right to receive such credited shares as and when provided under the terms of this Plan.

        Amendment or Termination. The Board may from time to time amend, modify, suspend, or terminate the Plan. Upon termination of the Plan by the Board or other legal authority, distribution of the deferred shares Accounts shall be made in the manner and at the times herein prescribed. No additional credits shall be made to the deferred shares Accounts following termination of the Plan other than dividends credited pursuant to the terms of the Plan.

        Source of Shares. The shares to be issued under this Plan shall come from Treasury shares of the Company.

        Election. A non-employee Director shall select the period over which shares in the deferred shares Account are distributed: (a) over a ten (10) year period; (b) over a period less than ten (10) years; or (c) in a single installment. Installment distributions will be made on an annual basis (one payment per year) and will be calculated by dividing the balance in the non-employee Director's deferred shares Account immediately before the distribution by the number of installments remaining to be paid.

        An election notice in substantially the form attached hereto ("Election Notice") shall be delivered to the Board by each non-employee Director. The Election Notice will continue in effect until modified in writing by a subsequent Notice to the Company by the non-employee Director. Each new Election Notice shall apply to future deferrals and any existing balances in the non-employee Directors deferred shares Account and must be on file for twelve (12) months before it is effective. If no Election Notice has been on file at least twelve (12) months at the time of distribution, the non-employee Director's deferred shares Account shall be distributed in a single installment.

        Distribution. The shares in a non-employee Director's deferred shares Account shall be distributed beginning the first business day of the calendar year immediately following the date a non-employee Director ceases to be a Director of the Company, in accordance with the non-employee Director's Election Notice as on file with the Company. The deferred shares Account will be paid out in full shares. Fractional shares totaling less than a full share will be rounded upwards to the next full share.

        Distribution upon Death. A non-employee Director shall name a beneficiary or beneficiaries to receive any undistributed shares credited to the Director's deferred shares Account at the time of the non-employee Director's death. Each designation shall revoke all prior designations. Each designation shall be made on a beneficiary designation form in substantially the form attached hereto ("Beneficiary Designation Form") filed by the non-employee Director with the Board.

        Upon the death of a Director (or upon the death of a former Director during any distribution period) prior to the expiration of the distribution period, the remaining deferred shares Account shall be distributed in full on the first business day of the next calendar year following the year of death to the non-employee Director's beneficiary, or if a beneficiary shall have predeceased the non-employee Director or if a beneficiary has not been designated, to the non-employee Director's estate in accordance with the applicable laws of will and descent.

        Withholding. The Company retains the right to deduct and withhold from any deferred shares or credited dividends due hereunder all sums which it may be required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

        Termination of Directorship. A non-employee Director's directorship shall be deemed to have terminated at the close of business on the day on which the non-employee Director ceases to be a member of the Board for any reason including resignation, removal, failure to be re-elected, or death.

        Notwithstanding the non-employee Director's Election Notice, the Company, in its sole discretion, may at any time elect to distribute the non-employee Director's deferred shares Account in a single installment or over a shorter or longer period than ten (10) years, if it determines that such action is in the best interests of the Company.

        Rights Unsecured. The right of a non-employee Director or the beneficiary or beneficiaries of the non-employee Director to receive a distribution from a deferred shares Account shall be an unsecured claim against the general assets of the Company, and neither the non-employee Director nor the beneficiary shall have any rights in or against any shares credited to the non-employee Director's deferred shares Account or any other specific assets of the Company. Nothing contained herein shall be deemed to create a trust of any kind. All amounts credited to a deferred shares Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. The right of a non-employee Director or beneficiary to the payment of shares in a deferred shares Account shall not be assigned, transferred, or pledged in whole or in part.

        Notices. Any notice or election required or permitted to be given shall be in writing and shall be deemed to be filed (a) on the date it is personally delivered to the Board; or (b) three (3) business days after it is sent by registered or certified mail, addressed to the Board.

        Governing Law. All rights under this Plan shall be governed by and construed in accordance with the laws of the State of Connecticut.

December 2000